Subject to Completion, dated [●], 2019
The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

FORM OF PROSPECTUS SUPPLEMENT1
 (to Prospectus dated            , 2019)
Shares
Guggenheim Taxable Municipal Managed Duration Trust
Common Shares
$    per Share

Investment Objective. Guggenheim Taxable Municipal Managed Duration Trust (the “Trust”) is a diversified, closed-end management investment company. The Trust’s investment objective is to provide current income with a secondary objective of long-term capital appreciation. The Trust cannot assure investors that it will achieve its investment objectives.
Investment Strategy. The Trust seeks to achieve its investment objectives by investing primarily in a diversified portfolio of taxable municipal securities. Under normal market conditions, the Trust will invest at least 80% of its net
(continued on following page)
NYSE Listing. The Trust’s currently outstanding Common Shares are, and the    Common Shares offered by this Prospectus Supplement and the accompanying Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (“NYSE”) under the symbol “GBAB.” As of          , the net asset value (“NAV”) per share of the Trust’s Common Shares was $      per share, and the last reported sale price of the Trust’s Common Shares on the NYSE was $       per share, representing a [premium/discount] to NAV of      %.

Investing in the Trust’s Common Shares involves certain risks.  See “Risks” on page of the accompanying Prospectus and “ ” on page of this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Trust(2)	$	$
                            (notes on following page)
The underwriters expect to deliver the common shares to purchasers on or about              .

This Prospectus Supplement is dated             .

[1]
In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

(notes from previous page)

(1)
[The Trust has granted the underwriters an option to purchase up to an additional                common shares at the public offering price, less the sales load, within     days of the date of this prospectus solely to cover overallotments, if any.  If such option is exercised in full, the public offering price, sales load, estimated offering expenses and proceeds, before expenses, to the Trust will be $     , $      and $      , respectively.  See “Underwriting.”]

(2)
Offering expenses payable by the Trust will be deducted from the Proceeds, before expenses, to the Trust.  Total offering expenses (other than sales load) are estimated to be $        , which will be paid by the Trust.

(continued from previous page)

assets plus the amount of any borrowings for investment purposes (“Managed Assets”) in taxable municipal securities, including Build America Bonds (“BABs”), which qualify for federal subsidy payments under the American Recovery and Reinvestment Act of 2009 (the “Act”). Additionally, under normal market conditions, the Trust may invest up to 20% of its Managed Assets in securities other than taxable municipal securities, including tax-exempt municipal securities, from which interest income is exempt from regular federal income tax (sometimes referred to as “tax-exempt municipal securities”), asset-backed securities (“ABS”), senior loans, and other income-producing securities. At least 80% of the Trust’s Managed Assets are invested in securities that, at the time of investment, are investment grade quality. The Trust may invest up to 20% of its Managed Assets in securities that, at the time of investment, are below investment grade quality. Securities of below investment grade quality are regarded as having predominantly speculative characteristics with respect to capacity to pay interest and repay principal. The Trust does not invest more than 25% of its Managed Assets in municipal securities in any one state of origin or more than 15% of its Managed Assets in municipal securities that, at the time of investment, are illiquid.
This Prospectus Supplement, together with the accompanying Prospectus, dated     , 2019, sets forth concisely the information that you should know before investing in the Trust’s Common Shares. You should read this Prospectus Supplement and the accompanying Prospectus, which contain important information about the Trust, before deciding whether to invest, and you should retain them for future reference. A Statement of Additional Information, dated,         2019 (the “SAI”), containing additional information about the Trust, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” registration statement filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus and SAI, you should rely on this Prospectus Supplement. You may request a free copy of the SAI, the table of contents of which is on page           of the accompanying Prospectus, or request other information about the Trust (including the Trust’s annual and semi-annual reports) or make shareholder inquiries by calling (800) 345-7999 or by writing the Trust, or you may obtain a copy (and other information regarding the Trust) from the SEC’s website (www.sec.gov). Free copies of the Trust’s reports and the SAI will also be available from the Trust’s website at www.guggenheiminvestments.com.

The Trust’s common shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.
Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

Beginning on January 1, 2021, paper copies of the Trust’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website address to access the report.

     If you already elected to receive shareholder reports electronically, you will not be affected by this change, and you need not take any action. At any time, you may elect to receive shareholder reports and other communications from the Trust electronically by contacting your financial intermediary or, if you are a registered shareholder and your shares are held with the Trust’s transfer agent, Computershare, you may log into your Investor

Center account at www.computershare.com/investor and go to “Communication Preferences” or call 1-866-488-3559.

     You may elect to receive paper copies of all future shareholder reports free of charge. If you invest through a financial intermediary, you can contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports; if you invest directly with the Trust, you may call Computershare at 1-866-488-3559. Your election to receive reports in paper form will apply to all funds held in your account with your financial intermediary or, if you invest directly, to all closed-end funds you hold.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement and the accompanying Prospectus contain or incorporate by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Trust’s plans, strategies, and goals and our beliefs and assumptions concerning future economic and other conditions and the outlook for the Trust, based on currently available information. In this Prospectus Supplement and the accompanying Prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. The Trust is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended.

TABLE OF CONTENTS

Page
Prospectus Supplement	S-
S-
Prospectus Supplement Summary	S-
Summary of Trust Expenses	S-
Capitalization	S-
Use of Proceeds	S-
Recent Developments	S-
Underwriters	S-
Legal Matters	S-
Independent Registered Public Accounting Firm	S-
Additional Information	S-

Prospectus

Prospectus Summary
Summary of Trust Expenses
Senior Securities and Other Financial Leverage
The Trust
Use of Proceeds
Market and Net Asset Value Information
Investment Objective and Policies
The Trust’s Investments
Use of Financial Leverage
Risks
Management of the Trust
Net Asset Value
Distributions
Dividend Reinvestment Plan
Description of Capital Structure
Anti-Takeover and Other Provisions in the Trust’s Governing Documents
Closed-End Fund Structure
Repurchase of Common Shares; Conversion to Open-End Fund
Tax Matters
Plan of Distribution
Custodian, Administrator, Transfer Agent and Dividend Disbursing Agent
Legal Matters
Independent Registered Public Accounting Firm
Additional Information
Privacy Principles of the Trust
Table of Contents of the Statement of Additional Information

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus in making your investment decisions. The Trust has not authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. The Trust takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this Prospectus Supplement and in the accompanying Prospectus is accurate only as of the respective dates on their front covers. The Trust’s business, financial condition and prospects may have changed since such dates. The Trust will advise investors of any material changes to the extent required by applicable law.

PROSPECTUS SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Trust’s Common Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated           , 2019 (the “SAI”), especially the information set forth under the headings “Investment Objective and Policies” and “Risks,” prior to making an investment in the Trust. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

The Trust
Guggenheim Taxable Municipal Managed Duration Trust  (the “Trust”) is a diversified, closed-end management investment company that commenced operations on [ ], 2010. The Trust’s primary investment objective is to provide current income with a secondary objective of long-term capital appreciation.
The Trust’s common shares of beneficial interest, par value $0.01 per share, are called “Common Shares” and the holders of Common Shares are called “Common Shareholders” throughout this Prospectus Supplement and the accompanying Prospectus.

Management of the Trust
Guggenheim Funds Investment Advisors, LLC (the “Investment Adviser”) serves as the Trust’s investment adviser and is responsible for the management of the Trust. Guggenheim Partners Investment Management, LLC (the “Sub-Adviser”) serves as the Trust’s investment sub-adviser and is responsible for the management of the Trust’s portfolio of securities. Each of the Investment Adviser and the Sub-Adviser is a wholly-owned subsidiary of Guggenheim Partners, LLC (“Guggenheim Partners”). Guggenheim Partners is a diversified financial services firm with wealth management, capital markets, investment management and proprietary investing businesses, whose clients are a mix of individuals, family offices, endowments, foundation insurance companies and other institutions that have entrusted Guggenheim Partners with the supervision of more than $       billion of assets as of            . Guggenheim Partners is headquartered in Chicago and New York with a global network of offices throughout the United States, Europe, and Asia. The Investment Adviser and the Sub-Adviser are referred to herein collectively as the “Adviser.”

Listing and Symbol
The Trust’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “GBAB.” As of            , the last reported sale price for the Trust’s Common Shares was $          . The net asset value (“NAV”) per share of the Trust’s Common Shares at the close of business on            , was $            .

Distributions
The Trust has paid distributions to Common Shareholders monthly since inception. Payment of future distributions is subject to approval by the Trust’s Board of Trustees, as well as meeting the covenants of any outstanding borrowings and the asset coverage requirements of the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust’s next regularly scheduled distribution will be for the month ending                                       and, if approved by the Board of Trustees, is expected to be paid to common shareholders on or about           .

The Offering	Common Shares Offered by the Trust

Common Shares Outstanding after the Offering

The number of Common Shares offered and outstanding after the offering assumes the underwriters’ over-allotment option is not exercised. If the over-allotment option is exercised in full, the Trust will issue an additional       Common Shares and will have                 Common Shares outstanding after the Offering.

The Trust’s Common Shares have recently traded at a premium to net asset value (“NAV”) per share and the price of the Common Shares is expected to be above net asset value per share. Therefore, investors in this offering are likely to experience immediate dilution of their investment. Furthermore, shares of closed-end investment companies, such as the Trust, frequently trade at a price below their NAV. The Trust cannot predict whether its Common Shares will trade at a premium or a discount to NAV.

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Trust’s Common Shares.

Use of Proceeds
The Trust estimates the net proceeds of the offering to be approximately $ . The Trust intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Trust will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within            months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Trust may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Trust currently has no intent to issue Securities primarily for these purposes.

SUMMARY OF TRUST EXPENSES
The following table contains information about the costs and expenses that Common Shareholders will bear directly or indirectly. The table is based on the capital structure of the Trust as of              (except as noted below) after giving effect to the anticipated net proceeds of the Common Shares offered pursuant to this Prospectus Supplement and the accompanying Prospectus and assuming that the Trust incurs the estimated offering expenses. The purpose of the table and the example below is to help you understand the fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.
Shareholder Transaction Expenses
Sales load (as a percentage of offering price)%
Offering expenses borne by the Trust (as a percentage of offering price)%
Automatic Dividend Reinvestment Plan fees(1)	None

Annual Expenses	Percentage of Net Assets Attributable to Common Shares
Management fees(2)%
Interest expense(3)%
Other expenses(4)%
Total annual expenses	%

(1)	Dividend reinvestment plan participants that direct a sale of Common Shares through the Plan Agent are subject to a sales fee of $ plus $ per share sold. See “Dividend Reinvestment Plan.”
(2)
The Trust pays the Adviser an annual fee, payable monthly, in an amount equal to 0.60% of the Trust’s average daily Managed Assets (net assets plus any assets attributable to Financial Leverage). The fee shown above is based upon outstanding Financial Leverage of       % of the Trust’s Managed Assets. If Financial Leverage of more than      % of the Trust’s Managed Assets is used, the management fees shown would be higher. Management fees calculated based on management fees earned for the year ended           divided by average net assets attributable to Common Shareholders for the period ended .

(3)
Interest expense is based on the Trust’s outstanding reverse repurchase agreements as of      , and assumes the use of leverage in the form of reverse repurchase agreements representing       % of the Trust’s Managed Assets at an annual interest rate cost to the Trust of      %. The actual interest expense will vary over time in accordance with the amount of reverse repurchase agreement transactions and variations in market interest rates.

(4)	Other expenses are estimated based upon those incurred during the fiscal year ended.
Example
The following Example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) “Total annual expenses” of  % of net assets attributable to Common Shares, (2) the sales load of $ and estimated offering expenses of $ , and (3) a 5% annual return*:
	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$	$	$	$

*
The Example should not be considered a representation of future expenses or returns.  Actual expenses may be higher or lower than those assumed. Moreover, the Trust’s actual rate of return may be higher or lower than the hypothetical 5% return shown in the Example. The Example assumes that all dividends and distributions are reinvested at net asset value.

CAPITALIZATION
The following table sets forth the Trust’s capitalization at             :
(i)	on a historical basis;
(ii)	on an as adjusted basis to reflect the issuance of an aggregate of Common Shares pursuant to the Trust’s Automatic Dividend Reinvestment Plan, and the application of the net proceeds from such issuances of Common Shares; and
(iii)	on an as further adjusted basis to reflect the assumed sale of of Common Shares at a price of $ per share in an offering under this Prospectus Supplement and the accompanying Prospectus less the aggregate underwriting discount of $ and estimated offering expenses payable by the Trust of $ (assuming no exercise of the underwriters’ over-allotment option).
	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
Short-Term Debt:
Borrowings	$	$	$
Common Shareholder’s Equity:
Common shares of beneficial interest, par value $0.01 per share; unlimited shares authorized,           shares issued and outstanding (actual),              shares issued and outstanding (as adjusted), and              shares issued and outstanding (as further adjusted)

Additional paid-in capital
Total distributable earnings (loss)
Net assets

USE OF PROCEEDS

The Trust estimates that the net proceeds to the Trust from this offering will be approximately $            million (or $              million if the underwriters exercise their over-allotment option to purchase additional Common Shares in full), after deducting underwriting discounts and commissions and estimated offering expenses borne by the Trust.
The Trust intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Trust will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within              months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in U.S. government securities or high quality, short-term money market securities. The Trust may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Trust currently has no intent to issue Common Shares primarily for this purpose.
RECENT DEVELOPMENTS
[TO COME, IF ANY]

UNDERWRITERS
[TO COME]
LEGAL MATTERS
Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as special counsel to the Trust in connection with the offering of Common Shares. Certain legal matters will be passed on by                , , , as special counsel to the underwriters in connection with the offering of Common Shares.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP, 1775 Tysons Blvd, Tysons, Virginia 22102, serves as the independent registered public accounting firm of the Trust and will annually render an opinion on the financial statements of the Trust.
ADDITIONAL INFORMATION
This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Trust with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Trust and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s web site (http://www.sec.gov).

$
Guggenheim Taxable Municipal Managed Duration Trust

Common Shares

FORM OF
PROSPECTUS
 SUPPLEMENT